Exhibit14

ASIA8, INC. CODE OF CONDUCT

ASIA8 INC. AND ITS SUBSIDIARIES CODE OF BUSINESS CONDUCT AND ETHICS

This Code of Business Conduct and Ethics (this “Code”) provides a general statement of Asia8 Inc.’s (the “Company”) expectations regarding the ethical standards that each director, officer and employee should adhere to while acting on behalf of the Company. It contains compliance standards and procedures to facilitate its effectiveness and to ensure a prompt and consistent response to violations. Each director, officer, and employee is expected to read and become familiar with the ethical standards described in this Code. It is not intended to and does not in any way constitute an employment contract or assurance of continued employment, and does not create any rights in any director, employee, client, supplier, competitor, stockholder or any other person or entity.

The highest business and ethical standards mandate accountability for adherence to this Code. Accordingly, any conduct or action that violates this Code will be subject to disciplinary action, which may include immediate termination. If you are in a situation you believe may violate or lead to a violation of this Code, or are aware of any such violation or situation by any officer, director or employee of the Company, you should follow the procedures described in paragraph 13 of this Code. It is the obligation of the Chief Executive Officer of the Company to distribute or cause the distribution of a copy of this Code to each employee of the Company.

1. ADMINISTRATION

The Board of Directors, referred to in this Code as the Board, is responsible for setting the standards of business conduct contained in this Code and updating these standards as it deems appropriate to reflect changes in the legal and regulatory framework applicable to the Company, the business practices within the Company’s industry, the Company’s own business practices, and the prevailing ethical standards of the communities in which the Company operates. While the Company’s Chief Executive Officer will oversee the procedures designed to implement this Code to ensure that they are operating effectively, it is the individual responsibility of each director, officer and employee of the Company to comply with this Code.

2. CONFLICTS OF INTEREST

All directors, officers and employees of the Company should be diligent in avoiding a conflict of interest with regard to the Company’s interests. A conflict of interest exists when there is a conflict (or even an appearance of conflict) between an individual’s personal interests, financial or otherwise, or professional interests, and his or her fiduciary obligations to the Company. A conflict situation can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise when a director, officer or employee, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company, whether received from the Company or a third party. It is almost always a conflict of interest for a Company employee to work simultaneously for a competitor, customer, or

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supplier. In addition, directors, officers and employees are not allowed to work for a competitor as a consultant or board member.

Conflicts of interest are prohibited as a matter of Company policy, except under guidelines approved by the Board. Where there is an actual or potential conflict of interest or perception of a conflict of interest, the director, officer or employee must make full disclosure and must not participate in the matter-giving rise to the conflict in accordance with the procedures established by the Board. Such person may, in accordance with such procedures, refrain or be asked to refrain from participating and/or making decisions concerning any business that is related to the matter in which there is a conflict of interest.

3. CORPORATE OPPORTUNITIES

No director, officer or employee may: (a) take for himself or herself personally opportunities that are discovered through the use of Company property, information or position; (b) use Company property, information or position for personal gain; or (c) compete with the Company. Directors, officers and employees owe a duty of loyalty to the Company, and must be committed to advance its legitimate interests when the opportunity to do so arises.

4. CONFIDENTIALITY (PROTECTING COMPANY INFORMATION)

All directors, officers and employees must maintain the confidentiality of confidential information entrusted to them by the Company, its business partners, suppliers, customers or others related to the Company’s business. Confidential information includes all non-public information that might be of use to competitors or harmful to the Company, or its customers, if disclosed.

Typical of such information are business, objectives and strategies; trade secrets; unpublished financial or pricing information; computer programs; salary and benefits data; customer and supplier lists. Disclosure of confidential information violates Company policy and could result in disciplinary action, except when authorized.

All Company information, software, hardware, and programs created in the course of employment belong to the Company. Employees leaving the Company must return all property and written proprietary information in their possession. An employee’s obligation to protect the Company’s proprietary and confidential information continues even after he or she leaves the Company.

5. PROTECTION AND PROPER USE OF COMPANY ASSETS

Safeguarding Company assets is the responsibility of all directors, officers and employees. All directors, officers and employees should protect the Company’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation to the Chief Executive Officer. All Company assets should be used for legitimate business purposes. The personal use of Company assets without permission is prohibited.

6. FAIR DEALING

The Company considers its reputation for integrity and fairness one of its most valuable assets. Each director, officer and employee shall endeavor to deal fairly and in good faith with the Company’s customers, stockholders, employees, suppliers, regulators, business partners, competitors and others. We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business or sales practices. No director, officer

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or employee shall take unfair advantage of anyone through manipulation, concealment, abuse of privileged or confidential information, misrepresentation, fraudulent behavior, possessing trade secret information that was obtained without the owner’s consent or through any other unfair dealing practice.

7. COMPLIANCE WITH LAWS, RULES, REGULATIONS

The Company expects all directors, officers and employees of the Company to comply in all respects with the laws and regulations that apply to its business at all government levels.

In addition, the Company requires that its directors, officers and employees comply with work-place policies and applicable laws and regulations. Although not all employees are expected to know details of all laws, it is important to determine when to seek advice.

Asia8, Inc. is a Nevada, U.S.A. registered company, and its primary subsidiary has a Jebel Ali Free Zone, Dubai U.A.E. licensed branch. Therefore, all directors, officers and employees must be conscious and aware of general U.S. laws that prohibit direct sales of goods and services to persons and entities that are considered state sponsors of terrorism. The U.S. Treasury Department’s Office of Foreign Assets Control regulates sales into Iran and other countries that are U.S. State Department-identified state sponsors of terrorism. However, the Jebel Ali Free Zone and U.A.E. sales laws regarding private auction sales that govern the Branch of the subsidiary do not allow the Company to discriminate against any buyer attending any of our auction sales. Therefore, our policy is to sell equipment “as is where is,” to the highest bidder, without participating any way in any direct sales to Iran, North Korea, Sudan, Syria or any other U.S. OFAC and State Department–identified state sponsors of terrorism, or participating in any way in arranging shipping to these countries or other possible state sponsor of terrorism.

The board of directors is responsible for notifying all officers and employees of which countries are identified by the U.S. State Department as state sponsors of terrorism. It is the responsibility of all officers and employees to disclose any information to the board of directors regarding any registered buyer who may be determined to represent the government of Iran or other state sponsor of terrorism. While the company cannot refuse the allow sales to any buyer from any country unless required by U.A.E law, the company is not allowed to knowingly allow any product to be bought for intended shipment to Iran or any other state sponsor of terrorism. The Company must disclose to the U.S. government if we believe items are being sold to persons or entities for or in these countries for use other than normal private construction or industrial use.

8. ACCURATE AND TIMELY PERIODIC REPORTS

The Company is committed to providing investors with full, fair, accurate, timely and understandable disclosure in the periodic reports that it is required to file with, or submit to, the Securities Exchange Commission (the “SEC”) and in other public communications made by the Company as a public company. To this end, the Company shall:

•	Comply with U.S. Generally Accepted Accounting Principles at all times;
•	Maintain a system of internal accounting controls that will provide reasonable assurances to management that all transactions are properly recorded;
•	Maintains books and records that accurately reflect and fairly reflect the Company’s transactions;
•	Prohibit the establishment of any undisclosed or unrecorded funds or assets;
•

Maintain a system of internal controls that will provide reasonable assurances to management that material information about the Company is made known to management, particularly during the periods in which the Company’s periodic reports are being prepared;

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•	Present information in a clear and orderly manner and avoid the use of legal and financial jargon in the Company’s periodic reports.

The Company takes its public reporting very seriously and expects its directors, officers and employees to provide prompt answers to inquiries related to public disclosure requirements.

9. ACCOUNTING COMPLAINTS

The Company’s policy is to comply with all applicable financial reporting and accounting regulations applicable to the Company. If any director, officer or employee of the Company has concerns or complaints regarding questionable accounting or auditing matters of the Company, then he or she is encouraged to submit those concerns or complaints (anonymously, confidentially or otherwise) to the Audit Committee of the Board of Directors (which will, subject to its duties arising under applicable law, regulations and legal proceedings, treat such submissions confidentially). Such submissions may be directed to the attention of the Audit Committee, or any director who is a member of the Audit Committee, at the principal executive offices of the Company in care of the Chief Executive Officer.

10. INSIDER TRADING

Directors, officers and employees who have access to confidential information are not permitted to use or share that information for stock trading purposes or any other purpose except in the conduct of our business and in strict compliance with all applicable laws and SEC regulations. All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal. No director, officer, or employee of the Company may buy or sell securities of the Company when in possession of “material non-public information.”

11. RECORDS RETENTION

Directors, officers and employees are expected to become familiar with the Company’s policies on record retention. All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail to appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls..

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. For example, only true and actual numbers of hours worked should be reported. Many employees regularly use business expense accounts, which must be documented and recorded accurately.

12. WAIVERS

The provisions of this Code may be waived for directors or executive officers only by a resolution of the Company’s Governing Body. The provisions of this Code may be waived for employees who are not directors or executive officers by the Chief Executive Officer. Any waiver of this Code granted to a director or executive officer will be publicly disclosed as required by the SEC or securities exchange or association on which the Company’s securities are listed for trading.

13. COPYRIGHT

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Anything you develop, create, or author in your capacity as an employee of the Company becomes the sole and exclusive property of the Company. You may not publish any information in any way relating to the Company or owned by the Company without first obtaining written permission from the Chief Executive Officer.